Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-4 of our report dated October 5, 2010 (June 17, 2011 as to the pro forma financial information section in Note 5), relating to the consolidated financial statements of Diamond Foods, Inc. and the effectiveness of Diamond Foods, Inc.’s internal control over financial reporting, appearing in the Prospectus, which is part of the Registration Statement, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

San Francisco, California

June 17, 2011